UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
December 4, 2018
Date of report (date of earliest event reported)
LPL Financial Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34963	20-3717839
(State or other jurisdictions of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Nos.)
75 State Street, Boston MA 02109
(Address of principal executive offices) (Zip Code)
(617) 423-3644
(Registrant's telephone number, including area code)
N/A
(Former Name or Former Address, if Changed since Last Report)
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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure.
On December 4, 2018, LPL Financial Holdings Inc. (the “Company”) provided the following updates:

•	The Company’s Core G&A* outlook for 2019 is $845 million to $870 million, or approximately 3.5% to 6.5% above the mid-point of its 2018 outlook range.

•	The Company has lowered its target credit agreement net leverage ratio to a range of 2.00x to 2.75x, from a previous range of 3.25x to 3.5x.

•
The Company’s board of directors has authorized an increase in the Company’s share repurchase program, enabling the Company to repurchase up to an aggregate of $1 billion of its issued and outstanding common stock. This authorization includes any amount remaining under the Company’s existing share repurchase program as of December 31, 2018.

These topics were included in the Company’s updated investor presentation titled “LPL Financial - Goldman Sachs US Financial Services Conference 2018,” which can be found on the Company’s website at investor.lpl.com.
*Core G&A is a non-GAAP financial measure and consists of total operating expenses excluding the following expenses: commission and advisory, regulatory charges, promotional, employee share-based compensation, depreciation and amortization, amortization of intangible assets, and brokerage, clearing, and exchange. Management presents Core G&A because it believes Core G&A reflects the corporate operating expense categories over which management can generally exercise a measure of control, compared with expense items over which management either cannot exercise control, such as commission and advisory expenses, or which management views as promotional expense necessary to support advisor growth and retention including conferences and transition assistance. Core G&A is not a measure of the Company’s total operating expenses as calculated in accordance with GAAP. The Company does not provide an outlook for its total operating expenses because it contains expense components, such as commission and advisory expenses, that are market-driven and over which the Company cannot exercise control. Accordingly a reconciliation of the Company’s outlook for Core G&A to an outlook for total operating expenses cannot be made available without unreasonable effort.
Forward-Looking Statements
Statements in this current report on Form 8-K regarding the Company’s future core G&A* results (including outlook for 2018 and 2019), future net leverage levels and future share repurchases, as well as any other statements that are not related to present facts or current conditions or that are not purely historical, constitute forward-looking statements. These forward-looking statements are based on the Company's historical performance and its plans, estimates and expectations as of December 4, 2018. Forward-looking statements are not guarantees that the future results, plans, intentions or expectations expressed or implied by the Company will be achieved. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, legislative, regulatory, competitive, and other factors, which may cause actual results, levels of activity or the timing of events to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include: the Company’s success in executing its operating plans and realizing the expense savings, service improvements and efficiencies expected to result from its initiatives and programs; the performance and costs of third-party service providers; changes in general economic and financial market conditions, including retail investor sentiment; changes to the Company’s offerings and services in response to current, pending, and future legislation, regulation, and regulatory actions, and the effect that such changes may have on the Company’s gross profit streams and costs; execution of the Company’s capital management plans, including its compliance with the terms of its credit agreement and the indenture governing its senior notes; the price, the availability of shares, and trading volumes of the Company’s common stock, which will affect the timing and size of future share repurchases by the Company; and the other factors set forth in Part I, “Item 1A. Risk Factors” in the Company’s 2017 Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A filed on February 27, 2018 (collectively, the "2017 Annual Report on Form 10-K"), as amended or updated in the Company's Quarterly Reports on Form 10-Q or subsequent filings with the SEC. Except as required by law, the Company specifically disclaims any obligation to update any forward-looking statements whether as a result of new information, future developments or otherwise, even if the Company's expectations change, and you should not rely on those statements as representing the Company's view as of any date subsequent to December 4, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LPL FINANCIAL HOLDINGS INC.

By:	/s/ Matthew J. Audette
Name: Matthew J. Audette
Title: Chief Financial Officer

Dated: December 4, 2018